 Exhibit 1

FREE TRANSLATION

Buenos Aires, December 22, 2017

U.S. Securities and Exchange Commission

Dear Sirs,

RE: Merger by Absorption between Telecom Argentina S.A. (the Surviving Company) and Cablevisión S.A.(“Cablevisión”) (the Absorbed Company)

ENACOM´s approval

I am writing to you as Chairman of Telecom Argentina S.A (“Telecom Argentina” or the “Company”) to inform you that today we have been notified of Resolution No°5,644-E/2017, by which the Ente Nacional de Comunicaciones ("ENACOM") resolved:

1)	SECTION 1.- The company CABLEVISIÓN S.A. is hereby authorized to transfer in favour of the company TELECOM ARGENTINA S. A. the Broadcasting Registry by physical and / or radioelectric link, including the permissions / frequencies necessary for the provision of the broadcasting service by subscription through radioelectric link, as well as the authorizations of areas for the provision of those services (physical and radioelectric link), which may operate in Area II, defined in accordance with the provisions of Decree No. 1,461 / 93 and its amendments, and in the cities of Rosario, Santa Fe province and Córdoba, in the same province, as of January 1, 2018, in accordance with the provisions of section 5 of the National Decree No. 1,340 / 2016, and in the rest of the areas authorized on the dates and with the modalities provided by ENACOM Resolution No. 5,641 / 2017 dated December 20, 2017.

2)	SECTION 2.- The company CABLEVISIÓN S. A. is hereby authorized to transfer the registration of the Radio-Electric Trunking Services License (“SRCE”) to the company TELECOM ARGENTINA S. A.

3)	SECTION 3.- The company CABLEVISIÓN S.A. is hereby authorized to transfer in favour to the company TELECOM ARGENTINA S. A the authorizations and permits for the use of frequencies and the assignments of numbering and signaling resources for the provision of the referred services that are owned by the absorbed company CABLEVISIÓN S.A., under the terms of the current legislation (Annex IV of Decree 764/2000), and of the agreement signed by the company NEXTEL COMMUNICATIONS ARGENTINA S.R.L., on April 12, 2017 (IF-2017-08818737- APN-ENACOM#MCO), according to which TELECOM ARGENTINA S.A., in its capacity as surviving company of CABLEVISIÓN S. A, must, within TWO (2) YEARS of the merger's approval by the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION and the ENACOM or the organizations that in the future will replace them in their functions, return the radioelectric spectrum that exceeds the limit provided in Article 5º of the Resolution Nº 171-E / 17 of the MINISTRY OF COMMUNICATIONS and / or the norm that replaces it in the future. To this end, the company must submit to the ENTE NACIONAL DE COMUNICACIONES, with a minimum of one year's notice before the expiration of the TWO (2) year term, a proposal for adaptation to said cap. ENACOM may accept the proposal, reject it and / or request a new presentation with the modifications it deems pertinent.

4)	SECTION 7.- The change of corporate control in accordance with section 33 of the General Corporate Law N°19,550 in the company TELECOM ARGENTINA S. A. is hereby authorized and will occur once the merger becomes effective and the Shareholders’ Agreement dated July 7, 2017 accompanied in its presentation of September 21, 2017 enters into force, as a result of which CABLEVISIÓN HOLDING S.A. will be the controlling entity of TELECOM ARGENTINA S. A. as a surviving company of CABLEVISIÓN S. A.

ENACOM Resolution Nº 5644-E/2017is available on http://www.cnv.gov.ar.

In accordance with the terms of the Preliminary Merger Agreement dated June 30, 2017 and the Final Merger Agreement granted on October 31, 2017, in order to give effect to the referred merger by absorption, only the completion of the conditioning process by Telecom Argentina of its technical-operative systems in order to assume the operations and activities of Cablevisión remains pending. In this respect, given the current status of this process, we estimate that Telecom Argentina would be able to assume the operations of Cablevisión beginning 12:00 am on December 1, 2018, the date on which the transfer of the operations and activities of Cablevisión and Telecom Argentina will be subscribed, as contemplated in the Preliminary Merger Agreement and the Final Merger Agreement.

Once the aforementioned minutes have been signed, we will immediately inform the Argentine Securities & Exchange Commission.

Sincerely,

Telecom Argentina S.A.

/s/ Mariano Ibañez
Chairman